EXHIBIT 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement (No. 333-63781) on Form S-8 of Merrill Merchants Bancshares, Inc. of our report dated January 9, 2004, relating to the consolidated statements of financial condition of Merrill Merchants Bancshares, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended, which report is included in the December 31, 2003 annual report on Form 10-KSB of Merrill Merchants Bancshares, Inc.

/s/ Berry, Dunn, McNeil & Parker

Bangor, Maine
March 17, 2004